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                                                                     Exhibit 8.1

                 [LETTERHEAD OF CLIFFORD CHANCE]

                                                                 16 October 1997


To:  Terra Nova Insurance (UK) Holdings plc
     Terra Nova House
     Mincing Lane
     London EC3R 7AP (the "Issuer")

Dear Sirs,


We are rendering this opinion to you in connection with an exchange offer registration statement (on Forms S-4 and F-4) which is to be filed with the Securities and Exchange Commission("SEC") on 15 October, 1997 (the "Registration Statement") which relates to an offer to exchange US$75,000,000 7.2% senior guaranteed notes due 2007 which were issued by the Issuer on 26 August 1997 (the "Old Notes") for an identical principal amount of 7.2% senior guaranteed notes due 2007 (the "Exchange Notes"). The Exchange Notes were constituted by an indenture dated 25 August 1997 (the "Indenture") between The Chase Manhattan Bank, as Trustee, the Issuer and Terra Nova (Bermuda) Holdings Ltd.

We have examined copies of:

(a) the Memorandum and Articles of Association of the Issuer certified by the secretary of the Issuer as being those now in force;

(b) copy resolutions of the board of directors of the Issuer passed on 15 October 1997;

(c)  an executed copy dated 26 August 1997 of the Indenture; and

(d) the draft Registration Statement and the prospectus (the "Prospectus") dated 14 October 1997 the final form of which is to be incorporated in the Registration Statement and to be issued on 16 October 1997 in respect of the Exchange Notes.






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     1997 incorporated in the Registration Statement and to be issued in respect of the Exchange Notes.

Our opinion is confined solely to the tax laws of the United Kingdom and the practice of the United Kingdom Inland Revenue as in force at the date of this opinion and is confined to the matters discussed herein.

We have also assumed that:

   (i) the Memorandum and Articles of Association of the Issuer, Terra Nova, Octavian and Terra Nova Capital which we have examined are those now in force;

  (ii) the amount of interest and Additional Amounts payable on the Notes neither exceeds a reasonable commercial return on the nominal amount of the capital nor falls to be determined to any extent by reference to the results of, or any part of, a business or to the value of any property;

 (iii) the Notes carry a right on repayment to an amount which does not exceed the nominal value of the capital (or if it does, such amount is reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital issued in the Official List of The London Stock Exchange);

  (iv) the Notes do not carry a right (exercisable now or later) of conversion into shares or other securities, or to the acquisition of shares or other securities, including loan capital of the same description.

Opinion

On the basis of the foregoing, we are of the opinion that the discussion of tax matters set forth under the headings

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"Certain Tax Considerations - Certain U.K., U.S. and Bermuda Tax
Considerations," "Certain Tax Considerations - Certain Tax Consequences of the Exchange Offer -United Kingdom" and "Certain Tax Considerations - Taxation of US Holders of the Senior Notes - United Kingdom" in the Prospectus, insofar as such discussions relate to the tax laws of the United Kingdom, fairly summarise (albeit that they do not provide a complete analysis) the tax laws of the United Kingdom (subject to the qualifications and assumptions set forth in such discussion).

We confirm that you may release this opinion upon the filing of the Registration Statement with the SEC on 16 October 1997.

This opinion is given solely for the purposes of filing the Registration Statement and for the information of the persons to whom it is addressed and may not be relied upon for any other purpose or by any other person.

Yours faithfully,



Clifford Chance

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